Exhibit 99.1

Flexsteel Reports Strong Financial Results

DUBUQUE, Iowa--(BUSINESS WIRE)--August 19, 2014--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported record net sales and net income for the fiscal year ended June 30, 2014.

Financial Highlights:

  Third consecutive year of record net income.
  Fifth consecutive year of net sales and net income growth.

Net sales were $439 million for the fiscal year ended June 30, 2014, a 14% increase from the prior fiscal year. Net income was $15.0 million or $2.00 per share for the fiscal year compared to $13.2 million or $1.80 per share for the prior fiscal year. Adjusted net income for the current fiscal year increased 27% to $18.5 million or $2.46 per share compared to $14.6 million or $2.00 per share in the prior fiscal year. For additional information regarding adjusted net income and adjusted earnings per share (which are non-GAAP measures), please refer to the reconciliation and other information included in the attached schedules.

The following table compares net sales for the fiscal years ended June 30, 2014 and 2013 (in millions):

	2014	2013	$ Change	% Change
Residential	$360	$311	$49	16%
Commercial	79	75	4	5%
Total	$439	$386	$53	14%

Net sales for the quarter were $111 million, a 9% increase over the $102 million reported in the prior year quarter. For the quarter, the Company reported net income of $5.6 million or $0.74 per share compared to $4.2 million or $0.57 per share for the prior year quarter. Adjusted net income for the quarter was $5.3 million or $0.70 per share compared to $4.6 million or $0.63 per share in the prior year quarter.

The following table compares net sales for the quarters ended June 30, 2014 and 2013 (in millions):

	2014	2013	$ Change	% Change
Residential	$93	$82	$11	14%
Commercial	18	20	(2)	(10%)
Total	$111	$102	$9	9%

The increase in net sales for the quarter and fiscal year resulted from capturing demand for upholstered and ready-to-assemble products.

Gross margin for the fiscal year was 22.9% of net sales compared to 23.4% of net sales in the prior year. Gross margin for the quarters ended June 30, 2014 and 2013 was 23.0% and 23.3%, respectively. The current fiscal year and quarter were impacted by $4.1 million or 1.0% of net sales and $1.7 million or 1.5% of net sales, respectively, due to lower margins on case goods as we adjust our product portfolio to respond to changing customer requirements.

Selling, general and administrative (SG&A) expense for the fiscal year 2014 and 2013 was 16.4% and 18.2% of net sales, respectively. The current fiscal year includes a $0.9 million (0.2%) increase in supplemental retirement plan expense and Indiana civil litigation defense costs of $2.1 million (0.5%) offset by $2.8 million (0.6%) in reimbursements from insurance carriers. SG&A expense for fiscal year 2013 includes Indiana civil litigation defense costs of $2.3 million (0.6%) and executive transition costs of $1.5 million (0.4%). Excluding these costs, SG&A expense decreased from 17.2% of net sales in the prior fiscal year to 16.3% of net sales in the current year, reflecting fixed cost leverage on higher sales volume.

SG&A expense for the current quarter was 15.0% of net sales compared to 17.0% of net sales in the prior year quarter. The current quarter includes Indiana civil litigation defense costs of $0.1 million (0.1%) offset by $0.6 million (0.6%) in reimbursements from insurance carriers compared to $0.6 million (0.6%) in Indiana civil litigation defense costs in the prior year quarter. Excluding these costs, SG&A expense for the quarter ended June 30, 2014 and 2013 was 15.5% and 16.4% of net sales, respectively. The improvement reflects fixed cost leverage on higher sales volume.

Interest and other income for the fiscal year ended June 30, 2014 increased $0.9 million. The increase reflects realized gains of $0.9 million recorded by the Company as a result of investment activity related to supplemental retirement plans.

Working capital (current assets less current liabilities) at June 30, 2014 was $129 million compared to $114 million at June 30, 2013. Primary changes in working capital include increases in cash of $11 million and inventory of $5 million. The increase in inventory is to support anticipated increased sales volume in upholstered and ready-to-assemble product categories.

The increase in cash of $11 million during fiscal year 2014 is primarily due to net income of $15 million and stock option exercises of $2 million, offset by capital expenditures of $4 million and dividend payments of $4 million.

All earnings per share amounts are on a diluted basis.

Outlook

Due to existing strong order backlog and positive order trends the Company expects top line growth will continue into fiscal year 2015. Residential growth is expected from existing customers and products, and through expanding our product portfolio and customer base. The Company believes this growth will be led by increased demand for upholstered and ready-to-assemble products. The Company anticipates sales of commercial products to remain at current levels for fiscal year 2015. The Company is confident in its ability to take advantage of market opportunities.

The Company has started two multi-year initiatives designed to enhance customer experience and increase shareholder value. In anticipation of future growth we are implementing a logistics strategy, and are assessing our business information system requirements. Consistent with the logistics strategy and subject to closing, the Company will be investing $35-$40 million to purchase and equip a Midwest distribution center. We are still in the preliminary stages of the business information system assessment. The timing and level of additional investment required for these initiatives will be evaluated as the projects progress. Other operating capital expenditures are estimated at $6.0 million for fiscal 2015. The Company believes it has adequate working capital and borrowing capabilities.

The Company remains committed to its core strategies, which include providing a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet through emphasis on cash flow and increasing profitability. We believe these core strategies are in the best interest of our shareholders.

About Flexsteel

Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

Analysts Conference Call

We will host a conference call on August 20, 2014, at 10:30 a.m. Central Time. To access the call, please dial 1-866-830-5279 and provide the operator with ID# 41083071. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-855-859-2056 or 1-404-537-3406 and entering ID# 41083071.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	June 30,	June 30,
	2014	2013

ASSETS

CURRENT ASSETS:
Cash	$22,176	$10,934
Trade receivables, net	38,536	36,075
Inventories	97,940	92,417
Other	6,758	9,775
Total current assets	165,410	149,201

NONCURRENT ASSETS:
Property, plant, and equipment, net	31,900	32,145
Other assets	12,903	11,193

TOTAL	$210,213	$192,539

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$15,818	$13,927
Accrued liabilities	20,948	21,575
Total current liabilities	36,766	35,502

LONG-TERM LIABILITIES:
Other long-term liabilities	6,712	5,800
Total liabilities	43,478	41,302

SHAREHOLDERS’ EQUITY	166,735	151,237

TOTAL	$210,213	$192,539

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Quarter Ended June 30,		Fiscal Year Ended June 30,
	2014	2013	2014	2013
NET SALES	$111,129	$102,010	$438,543	$386,189
COST OF GOODS SOLD	(85,614)	(78,229)	(338,280)	(295,720)
GROSS MARGIN	25,515	23,781	100,263	90,469
SELLING, GENERAL AND ADMINISTRATIVE	(16,713)	(17,366)	(71,727)	(70,198)
LITIGATION SETTLEMENT COSTS			(6,250)
OPERATING INCOME	8,802	6,415	22,286	20,271
OTHER INCOME:
Interest and other income	120	245	1,514	610
INCOME BEFORE INCOME TAXES.	8,922	6,660	23,800	20,881
INCOME TAX PROVISION	(3,290)	(2,420)	(8,810)	(7,730)
NET INCOME	$5,632	$4,240	$14,990	$13,151
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,331	7,106	7,231	7,041
Diluted	7,655	7,417	7,511	7,326
EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.77	$0.60	$2.07	$1.87
Diluted	$0.74	$0.57	$2.00	$1.80

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Fiscal Year Ended June 30,
	2014	2013
OPERATING ACTIVITIES:
Net income	$14,990	$13,151
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	4,197	3,803
Deferred income taxes	(138)	414
Stock-based compensation expense	1,290	687
Excess tax benefit from share based payments	(1,357)	(182)
Provision for losses on accounts receivable	6	(215)
Other non-cash,net	42	69
Gain on disposition of capital assets	(90)	(18)
Changes in operating assets and liabilities	(2,703)	(12,168)
Net cash provided by operating activities	16,237	5,905

INVESTING ACTIVITIES:
Net purchases of investments	(328)	187
Proceeds from sale of capital assets	98	21
Capital expenditures	(4,187)	(6,225)
Net cash used in investing activities	(4,417)	(6,017)

FINANCING ACTIVITIES:
Dividends paid	(4,323)	(4,213)
Proceeds from issuance of common stock	2,388	1,107
Excess tax benefit from share based payments	1,357	182
Net cash used in financing activities	(578)	(2,924)

Increase (decrease) in cash	11,242	(3,036)
Cash at beginning of period	10,934	13,970
Cash at end of period	$22,176	$10,934

SEC REG G NON-GAAP DISCLOSURE (Unaudited)
IMPACT OF INDIANA CIVIL LITIGATION

The Company is providing information regarding adjusted net income and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net income or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted net income and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provide investors with additional useful information on the impact of Indiana civil litigation costs. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

In December 2013, the Company entered into an agreement to settle the Indiana civil litigation in order to eliminate the ongoing costs and distraction of the litigation. In February 2014, the Company contributed $6.25 million to the settlement agreement. In reaching the agreement, the Company does not admit any wrongdoing and believes that it did not cause or contribute to the contamination at issue. This amount is recorded as litigation settlement costs in the Consolidated Statements of Income. The cost to defend the company in this litigation, net of amounts reimbursed by insurance companies, is recorded as SG&A expense in the financial statements. These amounts are shown net of tax in the table below. The Company continues to pursue recovery of defense and settlement costs from insurance carriers.

Reconciliation of GAAP net income to adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted net income for the periods ended June 30th:

(in millions, net of income tax)
	Quarter		Fiscal Year
	2014	2013	2014	2013
Net income	$5.6	$4.2	$15.0	$13.2
Defense costs, net of reimbursements	(0.3)	0.4	(0.4)	1.4
Settlement costs	-	-	3.9	-
Adjusted net income	$5.3	$4.6	$18.5	$14.6

Reconciliation of GAAP diluted earnings per share of common stock to adjusted diluted earnings per share (EPS) of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP diluted earnings per share of common stock to the calculation of adjusted diluted earnings per share of common stock for the periods ended June 30th:

	Quarter		Fiscal Year
	2014	2013	2014	2013
Diluted EPS of common stock	$0.74	$0.57	$2.00	$1.80
Defense costs, net of reimbursement	(0.04)	0.06	(0.06)	0.20
Settlement costs	-	-	0.52	-
Adjusted diluted EPS of common stock	$0.70	$0.63	$2.46	$2.00

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, 563-585-8392
Chief Financial Officer